Exhibit 10.2

                             FIRST AMENDMENT TO THE
                     IMS HEALTH INCORPORATED RETIREMENT PLAN

                          EFFECTIVE AS OF JULY 19, 1999

         1. Article I of the IMS Health Incorporated Retirement Plan (the "Plan") is hereby amended by deleting therefrom Section 1.12.

         2. Article I of the Plan is hereby further amended by adding the following new Section 1.56 to the end thereof, to read in its entirety as follows:

                  "1.56 'PLAN ADMINISTRATOR' shall mean the Company, except that any action authorized to be taken by the Plan Administrator hereunder may also be taken by any committee or person(s) duly authorized by the Board or the duly authorized delegees of such duly authorized committee or person(s)."

         3. The Plan is hereby further amended by deleting therefrom all references to the term "Committee" and replacing therefor the term "Plan Administrator."

         4. The Plan is hereby further amended by deleting therefrom subsection
(a)(10) of Section 10.1.

         5. The Plan is hereby further amended by deleting therefrom Section
10.2.

         6. Section 10.3 of the Plan is hereby amended to read in its entirety as follows:

                  "10.3 INDEMNIFICATION. In each case in which a director, officer or Employee of an Employer is or was acting by authority of the Board to carry out duties of the Plan Administrator either individually or as a member of a committee, the Employer, by the adoption of this Plan, shall indemnify and hold such person or the members of such committee (including their delegees), jointly and severally, harmless from the effects and consequences of their acts, omissions, and conduct in their official capacities, except to the extent that the effects and consequences result from their own willful misconduct or gross negligence in the performance of their duties. The foregoing right of indemnification will not be exclusive of other rights to which each such individual may be entitled by any contract or other instrument or as a matter of law."

         7. Section 10.5 of the Plan is hereby amended by deleting the first sentence thereof.

         8. Section 12.1 of the Plan is hereby amended to read in its entirety as follows:

                  "12.1 RIGHT TO AMEND THE PLAN. The Board has delegated to the Employee Benefits Committee appointed by the Board the right at any time to amend the Plan, provided that any such amendment could not significantly affect the cost of the Plan. If an amendment could significantly affect the cost of the Plan, then such amendment may only be adopted by the Board. Any amendment adopted by the Employee Benefits Committee or the Board shall be binding upon each Employer. Except as provided in Section 13.1 or 17.2, no such amendment(s) shall have the effect of reverting to the Employer the whole or any part of the principal or income for purposes other than for the exclusive benefit of Members or Beneficiaries at any time prior to the satisfaction of all the liabilities under the Plan with respect to such persons. No amendment shall reduce a Member's Accrued Benefit as of the effective date of the Plan amendment or eliminate an optional form of benefit under the Plan with respect to the Member's Accrued Benefit on the date of the amendment."


                                      -2-